UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 27, 2022

Ventas, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-10989	61-1055020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

353 N. Clark Street, Suite 3300, Chicago, Illinois	60654
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (877) 483-6827

Not applicable

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.25 par value	VTR	New York Stock Exchange

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

The disclosures contained in “Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” of this Current Report on Form 8-K are incorporated in this Item 1.01 by reference.

Item 2.03.       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 27, 2022, Ventas Realty, Limited Partnership (the “Borrower”), as borrower, a wholly owned subsidiary of Ventas, Inc. (the “Company”), and the Company, as guarantor, entered into a Credit and Guaranty Agreement (the “New Credit Agreement”), with the lenders identified therein and Bank of America, N.A., as Administrative Agent. The New Credit Agreement provides for a $500 million unsecured term loan facility (the “Term Loan Facility”).

The New Credit Agreement replaces the Company’s existing unsecured term loan facility (which provided for a $300 million unsecured term A-1 loan facility that matured in 2023 and $600 million unsecured term A-2 loan facility that matured in 2024) evidenced by that certain Credit and Guaranty Agreement, dated as of July 26, 2018 (as amended by that certain First Amendment, dated as of January 29, 2021), by and among the Borrower, as borrower, the Company, as guarantor, the lenders identified therein and Bank of America, N.A., as Administrative Agent (the “Existing Credit Agreement”). In connection with the replacement of the Existing Credit Agreement, the Company prepaid the approximately $200 million aggregate principal amount outstanding under the Existing Credit Agreement, inclusive of accrued and unpaid interest and related fees.

The aggregate borrowing capacity under the New Credit Agreement may be increased, at the Borrower’s option, to up to $1.25 billion by incurring additional term loans, subject to the satisfaction of certain conditions set forth in the New Credit Agreement, including the receipt of additional commitments for such increase.

The Borrower’s obligations under the New Credit Agreement are guaranteed by the Company and rank equal in right of payment with all other senior unsecured obligations of the Borrower and the Company.

Borrowings outstanding under the New Credit Agreement bear interest at a fluctuating rate per annum equal to (x) the applicable Term SOFR for Term SOFR rate loans and (y) the highest of (i) the federal funds rate plus 0.50%, (ii) the Administrative Agent’s prime rate, (iii) one-month Term SOFR plus 1% and (iv) 1% for base rate loans, plus, in each case, a spread based on the long-term senior unsecured, non-credit enhanced ratings of the Borrower.

The Term Loan Facility matures on June 27, 2027. Borrowings outstanding under the New Credit Agreement may be repaid from time to time without premium or penalty, other than customary breakage costs, if any, with respect to Term SOFR rate loans.

Except as set forth above, the terms of the New Credit Agreement are substantially consistent with the terms of the Existing Credit Agreement. In particular, the New Credit Agreement imposes certain customary restrictions on the Borrower, the Company and their subsidiaries, including restrictions pertaining to: (i) liens; (ii) investments; (iii) the incurrence of additional indebtedness; (iv) mergers and dissolutions; (v) certain dividend, distribution and other payments; (vi) permitted businesses; (vii) transactions with affiliates; and (viii) the maintenance of certain consolidated total leverage, secured debt leverage, unsecured debt leverage and fixed charge coverage ratios and minimum consolidated adjusted net worth. The New Credit Agreement also contains customary events of default. If a default occurs and is continuing, the Borrower may be required to repay all amounts outstanding under the New Credit Agreement.

The foregoing description of the New Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the New Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

The representations, warranties and covenants contained in the New Credit Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the New Credit Agreement are not necessarily characterizations of the actual state of facts about the Company, the Borrower and their subsidiaries at the time they were made or otherwise and should be read only in conjunction with the other information that the Company makes publicly available in reports, statements and other documents filed with the Securities and Exchange Commission. Investors are not third-party beneficiaries of, and should not rely upon, such representations, warranties and covenants.

Item 9.01.         Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description
10.1*	Credit and Guaranty Agreement, dated as of June 27, 2022, among Ventas Realty, Limited Partnership, a Delaware limited partnership, as borrower, Ventas, Inc., a Delaware corporation, as guarantor, the lending institutions party thereto from time to time, and Bank of America, N.A., as Administrative Agent.
104	Cover Page Interactive Data File (formatted as inline XBRL).

* In accordance with Item 60l(a)(5) of Regulation S-K certain schedules and exhibits have not been filed. The Company hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VENTAS, INC.

Date: June 30, 2022	By:	/s/ Carey S. Roberts
Carey S. Roberts
Executive Vice President, General Counsel and Ethics & Compliance Officer